                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO._____)*


                          HIBBETT SPORTING GOODS, INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                    COMMON STOCK, $ .01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  428565 10 5
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 428565 10 5                13G


--------------------------------------------------------------------------------

         1           NAME OF REPORTING PERSON
                     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        The SK Equity Fund, L. P. (IRS ID No. 061312136)
--------------------------------------------------------------------------------

                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [ ]

                                                                     (b)   [X]

--------------------------------------------------------------------------------
         3           SEC USE ONLY


--------------------------------------------------------------------------------
         4           CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States

----------------------------------------------------------------------------

                                 5  SOLE VOTING POWER
                                                                   2,459,812

                       ---------------------------------------------------------

     NUMBER OF                   6  SHARED VOTING POWER
      SHARES                                                       2,486,721
BENEFICIALLY OWNED     ---------------------------------------------------------
     BY EACH
    REPORTING                    7  SOLE DISPOSITIVE POWER
     PERSON                                                        2,459,812
      WITH             ---------------------------------------------------------

                                 8  SHARED DISPOSITIVE POWER
                                                                   2,486,721
----------------------------------------------------------------------------

         9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        2,486,721
--------------------------------------------------------------------------------

        10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                     EXCLUDES CERTAIN SHARES  [  ]
--------------------------------------------------------------------------------

        11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        38.9%
--------------------------------------------------------------------------------
        12           TYPE OF REPORTING PERSON
                        PN
--------------------------------------------------------------------------------

CUSIP No. 428565 10 5                13G
          -----------

-------------------------------------------------------------------------------
         1           NAME OF REPORTING PERSON
                     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        The SK Investment Fund, L. P. (IRS ID No. 061408409)
-------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  [ ]
                                                                      (b)  [X]
-------------------------------------------------------------------------------
         3           SEC USE ONLY


--------------------------------------------------------------------------------

         4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States

--------------------------------------------------------------------------------

                                 5  SOLE VOTING POWER
                                                                      26,909
                       --------------------------------------------------------

     NUMBER OF                   6  SHARED VOTING POWER
      SHARES                                                       2,486,721
   BENEFICIALLY        --------------------------------------------------------
     OWNED BY
       EACH                      7  SOLE DISPOSITIVE POWER
     REPORTING                                                        26,909
      PERSON           --------------------------------------------------------
       WITH
                                 8  SHARED DISPOSITIVE POWER
                                                                   2,486,721
-------------------------------------------------------------------------------

         9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        2,486,721
-------------------------------------------------------------------------------

        10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                     EXCLUDES CERTAIN SHARES  [  ]
-------------------------------------------------------------------------------

        11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        38.9%
-------------------------------------------------------------------------------

        12           TYPE OF REPORTING PERSON
                        PN
-------------------------------------------------------------------------------

CUSIP No. 428565 10 5                13G
          -----------

-------------------------------------------------------------------------------
         1           NAME OF REPORTING PERSON
                     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        SKM Partners, L. P. (IRS ID No. 061301330)

-------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)  [ ]
                                                                      (b)  [X]

-------------------------------------------------------------------------------
         3           SEC USE ONLY


-------------------------------------------------------------------------------
         4           CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States

-------------------------------------------------------------------------------

                                 5  SOLE VOTING POWER
                                                                   2,486,721
                       --------------------------------------------------------

     NUMBER OF                   6  SHARED VOTING POWER
      SHARES                                                       2,486,721
    BENEFICIALLY       --------------------------------------------------------
     OWNED BY
       EACH                      7  SOLE DISPOSITIVE POWER
     REPORTING                                                     2,486,721
      PERSON           --------------------------------------------------------
       WITH
                                 8  SHARED DISPOSITIVE POWER
                                                                   2,486,721
-------------------------------------------------------------------------------

         9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        2,486,721
-------------------------------------------------------------------------------

        10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                     EXCLUDES CERTAIN SHARES  [  ]
-------------------------------------------------------------------------------

        11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        38.9%
-------------------------------------------------------------------------------
        12           TYPE OF REPORTING PERSON
                        PN
-------------------------------------------------------------------------------

CUSIP No. 428565 10 5                13G
          -----------


--------------------------------------------------------------------------------
         1           NAME OF REPORTING PERSON
                     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Thomas A. Saunders, III  (SS No. ###-##-####)

--------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                      (a)   [ ]
                                                                      (b)   [X]

--------------------------------------------------------------------------------
         3           SEC USE ONLY


--------------------------------------------------------------------------------
         4           CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States

--------------------------------------------------------------------------------
                                 5  SOLE VOTING POWER
                                                                           0

                       ---------------------------------------------------------
     NUMBER OF                   6  SHARED VOTING POWER
      SHARES                                                       2,486,721
   BENEFICIALLY
     OWNED BY          ---------------------------------------------------------
       EACH                      7  SOLE DISPOSITIVE POWER
     REPORTING                                                             0
      PERSON
       WITH            ---------------------------------------------------------
                                 8  SHARED DISPOSITIVE POWER
                                                                   2,486,721

--------------------------------------------------------------------------------
         9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        2,486,721

--------------------------------------------------------------------------------
        10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                     EXCLUDES CERTAIN SHARES  [  ]

--------------------------------------------------------------------------------
        11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        38.9%

--------------------------------------------------------------------------------
        12           TYPE OF REPORTING PERSON
                        IN
----------------------------------------------------------------------------

CUSIP No. 428565 10 5                13G
          -----------

--------------------------------------------------------------------------------
         1           NAME OF REPORTING PERSON
                     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Allan W. Karp  (SS No. ###-##-####)

--------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [ ]

                                                                     (b)   [X]

--------------------------------------------------------------------------------
         3           SEC USE ONLY


--------------------------------------------------------------------------------
         4           CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States

--------------------------------------------------------------------------------

                                 5  SOLE VOTING POWER
                                                                           0
                       ---------------------------------------------------------
     NUMBER OF                   6  SHARED VOTING POWER
      SHARES                                                       2,486,721
BENEFICIALLY OWNED     ---------------------------------------------------------
      BY EACH                    7  SOLE DISPOSITIVE POWER
     REPORTING                                                             0
      PERSON           ---------------------------------------------------------
       WITH                      8  SHARED DISPOSITIVE POWER
                                                                   2,486,721
--------------------------------------------------------------------------------
         9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        2,486,721

--------------------------------------------------------------------------------
        10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                     EXCLUDES CERTAIN SHARES  [  ]

--------------------------------------------------------------------------------
        11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        38.9%

--------------------------------------------------------------------------------
        12           TYPE OF REPORTING PERSON
                        IN

----------------------------------------------------------------------------

CUSIP No. 428565 10 5                13G
          -----------


--------------------------------------------------------------------------------
         1           NAME OF REPORTING PERSON
                     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        John F. Megrue, Jr.  (SS No. ###-##-####)

--------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [ ]

                                                                     (b)   [X]

--------------------------------------------------------------------------------
         3           SEC USE ONLY


--------------------------------------------------------------------------------
         4           CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States

--------------------------------------------------------------------------------
                                 5  SOLE VOTING POWER
                                                                     6,000 *

                       --------------------------------------------------------
     NUMBER OF                   6  SHARED VOTING POWER
      SHARES                                                     2,492,721 *
BENEFICIALLY OWNED
     BY EACH           ---------------------------------------------------------
    REPORTING                    7  SOLE DISPOSITIVE POWER
     PERSON                                                          6,000 *
      WITH
                       --------------------------------------------------------
                                 8  SHARED DISPOSITIVE POWER
                                                                 2,492,721 *

--------------------------------------------------------------------------------
         9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        2,492,721 *

--------------------------------------------------------------------------------
        10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                     EXCLUDES CERTAIN SHARES  [  ]

--------------------------------------------------------------------------------
        11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        39.0%

--------------------------------------------------------------------------------
        12           TYPE OF REPORTING PERSON
                        IN

----------------------------------------------------------------------------

*  See Note 2 to Item 4 below

CUSIP No. 428565 10 5                13G
          -----------

--------------------------------------------------------------------------------
         1           NAME OF REPORTING PERSON
                     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                        Christopher K. Reilly (SS No. ###-##-####)

--------------------------------------------------------------------------------
                     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                     (a)   [ ]

                                                                     (b)   [X]

--------------------------------------------------------------------------------
         3           SEC USE ONLY


--------------------------------------------------------------------------------
         4           CITIZENSHIP OR PLACE OF ORGANIZATION
                        United States

--------------------------------------------------------------------------------
                                 5  SOLE VOTING POWER
                                                                           0
                       ---------------------------------------------------------
     NUMBER OF                   6  SHARED VOTING POWER
      SHARES                                                       2,486,721
BENEFICIALLY OWNED     ---------------------------------------------------------
      BY EACH                    7  SOLE DISPOSITIVE POWER
     REPORTING                                                             0
    PERSON WITH        ---------------------------------------------------------
                                 8  SHARED DISPOSITIVE POWER
                                                                   2,486,721
--------------------------------------------------------------------------------
         9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                     PERSON
                        2,486,721

--------------------------------------------------------------------------------
        10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                     EXCLUDES CERTAIN SHARES  [  ]

--------------------------------------------------------------------------------
        11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        38.9%

--------------------------------------------------------------------------------
        12           TYPE OF REPORTING PERSON
                        IN

--------------------------------------------------------------------------------

Item 1(a)       Name Of Issuer:

                Hibbett Sporting Goods, Inc.  (the "Company")
                ---------------------------------------------

Item 1(b)       Address Of Issuer's Principal Executive Offices:

                451 Industrial Lane, Birmingham, Alabama 35211
                ----------------------------------------------

Item 2(a)       Name Of Person Filing:

                This statement is filed on behalf of the persons identified in
                Item 4 below. In accordance with Rule 13d-1(f) (1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that he is responsible for the completeness and accuracy of the information contained herein concerning that person, but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b)       Address Of Principal Business Office Or, If None, Residence:

                (1) For the SK Equity Fund, L.P., SK Investment Fund, L.P., SKM
                    Partners, L.P., Thomas A. Saunders, III, Allan W. Karp, John
                    F. Megrue, Jr. and Christopher K. Reilly:

                    Two Greenwich Plaza
                    Suite 100
                    Greenwich, CT  06830

Item 2(c)       Citizenship:

                Each of the persons filing this statement is a United States citizen or an organization created or governed under the laws of a state of the United States.

Item 2(d)       Title Of Class Of Securities:

                This statement relates to the Company's common stock, par value $.01 per share (the "Common Stock").

Item 2(e)       CUSIP Number:

                428565 10 5
                -----------

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b).

                Not Applicable

Item 4    Ownership:

          Incorporated by reference to Items (5) - (9) and (11) of the cover page pertaining to each reporting person.

          Note 1: SKM Partners, L.P. (the "General Partner") is the general partner of each of the SK Equity Fund L.P. and the SK Investment Fund, L.P. (the "Funds"), and Messrs. Saunders, Karp, Megrue, and Reilly are general partners and Messrs. Saunders, Karp, Megrue and Reilly may be deemed to have shared power to vote or direct the vote and to dispose or direct the disposition of all shares owned by the Funds.

          Note 2: In addition to the above mentioned ownership, Mr. Megrue holds 2,000 shares directly, 2,000 shares custodially for Kyle G. Megrue, and 2,000 shares custodially for Christopher Megrue.

Item 5    Ownership Of Five Percent Or Less Of A Class:

          Not Applicable

Item 6    Ownership Of More Than Five Percent On Behalf Of Another Person:

          Not Applicable

Item 7 Identification And Classification Of The Subsidiary Which Acquired The Security Being Reported On By The Parent Company:

          Not Applicable

Item 8    Identification And Classification Of Members Of The Group:

          See Item 4 above

Item 9    Notice Of Dissolution Of Group:

          Not Applicable

Item 10   Certification:

          Not Applicable

                                   SIGNATURES


  After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:     February 20,1998


                                    THE SK EQUITY FUND, L.P.
                                    By:  SKM Partners, L.P., as
                                    General Partner

                                    By:  /s/ Allan W. Karp
                                    --------------------------------------
                                         Its:  General Partner

                                    SK INVESTMENT FUND, L.
                                    By:  SKM Partners, L.P, as
                                    General Partner

                                    By:  /s/ Allan W. Karp
                                    --------------------------------------
                                         Its:  General Partner

                                    SKM PARTNERS, L.P.

                                    By:  /s/ Allan W. Karp
                                    --------------------------------------

                                         Its:  General Partner

                                    /s/ Thomas A. Saunders, III
                                    --------------------------------------
                                    Thomas A. Saunders, III

                                    /s/ Allan W. Karp
                                    --------------------------------------
                                    Allan W. Karp

                                    /s/ John F. Megrue, Jr
                                    --------------------------------------
                                    John F. Megrue, Jr.

                                    /s/ Christopher K. Reilly
                                    --------------------------------------
                                    Christopher K. Reilly